EXHIBIT 99.1

G&L

REALTY CORP.

NEWS

RELEASE:	CONTACT:
Immediate	David Hamer 310-273-9930
E-mail: dhamer@glrealty.com

G&L REALTY CORP. ANNOUNCES COMPLETION OF RESTRUCTURING TRANSACTION

BEVERLY HILLS, California, November 1, 2004. G&L Realty Corp. (NYSE: GLRPRA and GLRPRB) announced today that it has spun-off all of its skilled nursing facility and assisted living facility assets to its common stockholders of record on November 1, 2004. In total, skilled nursing and assisted living assets having a net equity of $9.03 million, derived from current independent property appraisals less the existing property debt, have been distributed as a dividend to these stockholders. The company will be filing a report on Form 8-K describing the transaction and including certain pro-forma financial information.

The skilled nursing assets are now held by a recently formed limited liability company, G&L Senior Care Properties, LLC. G&L Realty does not intend to acquire in the future skilled nursing facility or assisted living facilities, and instead intends to focus on the development, ownership, and operation of medical office buildings. G&L Senior Care Properties, LLC is owned and managed primarily by Daniel Gottlieb and Steven Lebowitz, who are also the CEO and President, respectively, of G&L Realty. Due to the substantial management overlap between G&L Realty and G&L Senior Care Properties, LLC, the two companies have entered into a cost sharing agreement to allocate between them each year the general and administrative costs of the two companies. Management estimates that, at the current time, the skilled nursing facility and the assisted care living facility assets now owned by G&L Senior Care Properties, LLC, account for approximately 65% of the general and administrative costs of the two companies.

G&L Realty has retained two promissory notes issued by G&L Senior Care Properties, LLC, a short term promissory note in the amount of $2 million and a long term promissory note in the amount of $4 million, each bearing interest at the rate of 10.75% per annum, and will for some time continue to be a creditor of G&L Senior Care Properties, LLC. The short term promissory note has a term of six months, interest only payable monthly, and is unsecured. The long term promissory note has a term of 12 years, provides for flat monthly payments of interest and principal on a 25 year amortization basis, with a balloon payment of $3.32 million at the end of the term, and is secured by the interests of G&L Senior Care Properties, LLC in the various special purpose entities through which it holds its interest in its skilled nursing facility and assisted care living facility assets.

G&L Realty Corp.

Corporate Headquarters:

439 North Bedford Drive, Beverly Hills, California 90210

Tel: 310-273-9930 Fax: 310-248-2222

G&L Realty will also continue to be contingently liable on certain guarantees previously issued by it to GMAC Commercial Mortgage Corporation in connection with the acquisition of financing for certain of its senior care assets. It is anticipated, however, that these guarantees will be released before the end of the year. These guarantees cover loans aggregating approximately $21 million.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust currently specializing in the development, ownership, leasing and management of medical office buildings and the development, ownership and leasing of assisted living facilities and skilled nursing facilities.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “will,” “anticipate,” “contemplate” and “intend.” These statements represent the Company’s judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, include, but are not limited to, changes in the economy generally and in the level of interest rates specifically, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing in the securities market and governmental policies and regulations.

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G&L Realty Corp.

Corporate Headquarters:

439 North Bedford Drive, Beverly Hills, California 90210

Tel: 310-273-9930 Fax: 310-248-2222